For Immediate Release
July 5, 2001

Contacts:
Media: Aaron Stowell                     Analysts: Sandy Thomas
       (248) 824-1656                              (248) 824-1645
       aaron.stowell@colaik.com                    sandy.thomas@colaik.com


           COLLINS & AIKMAN COMPLETES ACQUISITION OF BECKER GROUP, LLC


     TROY, Mich. - Collins & Aikman (NYSE: CKC) today announced that it has completed its acquisition of the Becker Group, LLC (Becker). As previously indicated, consideration included $60 million in cash, an $18 million non-compete agreement (to be paid out over five years), 17 million shares of Collins & Aikman common stock and warrants for 500,000 shares at an exercise price of $5.00 per share. Becker, a leading supplier of plastic components to the automotive industry is being integrated into the Company's plastics operations under the direction of Louis Gasperut, Chief Operating Officer - North American Plastics. Additionally, Chuck Becker, former principal and owner of Becker, has joined Collins & Aikman's Board of Directors as Vice Chairman.

     Commenting on the transaction, Thomas E. Evans, Collins & Aikman's Chairman and Chief Executive Officer stated, "We're extremely pleased to have completed this transaction which will further strengthen our plastics operations. In addition to gaining Becker's strong book of business, this transaction brings to us both world-class tooling manufacturing capabilities and expanded production capacity over a wide-range of high tonnage presses, adds strategic production locations in the Eastern and Southern United States and represents a key building block in Collins & Aikman's `Mega Tier 2' strategy."

     Collins & Aikman Corporation, with annual sales approaching $2 billion, is the global leader in automotive floor and acoustic systems and is a leading supplier of automotive


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fabric, interior trim and convertible top systems. The Company's operations span the globe through 13 countries, more than 70 facilities and over 15,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective available in the industry. Information about Collins & Aikman is available on the Internet at www.colaik.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the Company is a supplier, changes in the popularity of particular car models or particular interior trim packages, the loss of programs on particular car models, labor disputes involving the Company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the Company and its subsidiaries, limitations imposed by the Company's debt facilities, charges made in connection with the integration of operations acquired by the Company, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings including without limitation, in Items 1, 7, 7a and 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2000 and part 1 in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.